AUTODESK, INC. (ADSK)
SECOND QUARTER FISCAL 2016 EARNINGS ANNOUNCEMENT
August 27, 2015
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 27, 2015 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition

Autodesk is undergoing a business model transition in which the company will discontinue selling new perpetual licenses in favor of subscriptions and flexible license arrangements. During the transition, billings, revenue, gross margin, operating margin, EPS, deferred revenue, and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new offerings bring a wider variety of price points.

Second Quarter Fiscal 2016 Overview

•	Total billings increased 7 percent compared to the second quarter last year as reported, and 15 percent on a constant currency basis.

•	Deferred revenue increased 26 percent to $1.2 billion, compared to $981 million in the second quarter last year.

•	Total subscriptions increased by approximately 61,000 from the first quarter of fiscal 2016.

•	Revenue was $610 million, a decrease of 4 percent compared to the second quarter last year as reported, and flat on a constant currency basis.

•	GAAP operating margin was 1 percent, compared to 8 percent in the second quarter last year.

•	Non-GAAP operating margin was 11 percent, compared to 18 percent in the second quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

•
GAAP diluted net loss per share was $(1.04). Please refer to the comment below regarding the non-cash GAAP tax charge recorded in the quarter. GAAP diluted net income per share was $0.13 in the second quarter last year.

•	Non-GAAP diluted net income per share was $0.19, compared to $0.35 in the second quarter last year.

•	Cash flow from operating activities was $77 million, compared to $96 million in the second quarter last year.

Billings and Subscriptions Review*

Total billings for the second quarter increased 7 percent compared to the second quarter last year as reported, and 15 percent on a constant currency basis. The increase is related primarily to growth in subscription billings.

Subscription billings (includes maintenance subscription, cloud services, and a portion of desktop subscription) increased 52 percent, compared to the second quarter last year as reported, and 64 percent on a constant currency basis. The increase is related primarily to an increase in maintenance subscription billings.

Total subscriptions were 2.39 million, an increase of approximately 61,000 from the first quarter of fiscal 2016. The majority of the subscription additions were from new subscription types (desktop, enterprise flexible license, and cloud subscription).

* For definitions, please view the Glossary of Terms later in this document.

Revenue Analysis

(in millions)	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Total net revenue (1)	$637	$618	$665	$647	$610
License and other revenue	$350	$321	$354	$327	$291
Subscription revenue	$287	$298	$310	$320	$319
Recurring revenue (2)	44%	48%	48%	51%	55%
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2) For a definition, please view the Glossary of Terms later in this document.

Total net revenue for the second quarter decreased 4 percent to $610 million compared to the second quarter last year as reported and was flat on a constant currency basis.

License and other revenue decreased 17 percent compared to the second quarter last year, to $291 million. The decline in license and other revenue was related primarily to the business model transition noted on page 1 of this document.

Subscription revenue increased 11 percent compared to the second quarter last year, to $319 million. Growth in subscription revenue was related primarily to an increase in maintenance subscription revenue.

Recurring revenue was 55 percent compared to 44 percent in the second quarter last year.

Backlog was $1 million, a decrease of $26 million compared to the second quarter last year and a decrease of $8 million sequentially. At the end of the second quarter, channel inventory was less than one week.

Revenue by Geography

(in millions)	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Americas	$223	$231	$238	$244	$236
EMEA	$244	$238	$273	$245	$226
Asia Pacific	$170	$149	$154	$157	$148

Emerging Economies	$98	$95	$107	$93	$92
Emerging as a percentage of Total Revenue	15%	15%	16%	14%	15%

Revenue in the Americas was $236 million, an increase of 6 percent compared to the second quarter last year. Growth in the Americas was led by the U.S.

Revenue in EMEA was $226 million, a decrease of 7 percent compared to the second quarter last year as reported and flat on a constant currency basis, primarily related to a decline in central Europe.

Revenue in APAC was $148 million, a decrease of 13 percent compared to the second quarter last year as reported and 9 percent on a constant currency basis, primarily related to a decline in Japan.

Revenue from emerging economies was $92 million, a decrease of 7 percent compared to the second quarter last year as reported and 5 percent on a constant currency basis. Growth in China was more than offset by declines in the other BRIC countries. As a matter of reference, none of the individual BRIC countries currently represent more than 4 percent of total revenue.

Revenue by Product Type

(in millions)	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Flagship	$307	$288	$298	$299	$272
Suites	$232	$225	$249	$240	$226
New and Adjacent	$99	$105	$117	$108	$112

Revenue from Flagship products was $272 million, a decrease of 11 percent compared to the second quarter last year. Growth in enterprise flexible license agreements, maintenance subscriptions, and desktop subscriptions was more than offset by weakness in AutoCAD LT.

Revenue from Suites was $226 million, a decrease of 3 percent compared to the second quarter last year. Growth in AEC suites was more than offset by a decline in Manufacturing suites. Revenue from Suites was 37 percent of total revenue.

Revenue from New and Adjacent products was $112 million, an increase of 13 percent compared to the second quarter last year. Growth in New and Adjacent was primarily from Delcam.

Revenue by Business Segment

(in millions)	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Architecture, Engineering and Construction	$218	$217	$242	$237	$233
Platform Solutions and Emerging Business	$208	$188	$189	$185	$164
Manufacturing	$168	$170	$190	$185	$171
Media and Entertainment	$44	$43	$43	$40	$41

Revenue from our AEC business segment was $233 million, an increase of 7 percent compared to the second quarter last year driven by growth from our AEC flexible enterprise offerings. Revenue from our AEC suites increased 4 percent compared to the second quarter last year, led by growth in Building Design Suite and Infrastructure Design Suite.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $164 million, a decrease of 21 percent compared to the second quarter last year. Combined revenue from AutoCAD and AutoCAD LT was $146 million, a decrease of 22 percent compared to the second quarter last year, related primarily to a decrease in AutoCAD LT.

Revenue from our Manufacturing business segment was $171 million, an increase of 2 percent compared to the second quarter last year. Growth in our Manufacturing segment was primarily from Delcam. Revenue from our Manufacturing suites decreased 9 percent compared to the second quarter last year.

Revenue from our Media and Entertainment (M&E) business segment was $41 million, a decrease of 6 percent compared to the second quarter last year driven by a decline in Creative Finishing.

Foreign Currency Impact

(in millions)	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
FX Impact on Total Billings	$1	$(5)	$(32)	$(31)	$(50)
FX Impact on Total Revenue	$—	$(4)	$(11)	$(22)	$(25)
FX Impact on Cost of Revenue and Operating Expenses	$(2)	$3	$14	$22	$25
FX Impact on Operating Income	$(2)	$(1)	$3	$—	$—

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the second quarter of last year, the impact of foreign currency exchange rates and hedging was $50 million unfavorable on billings. Compared to the first quarter of this year, the impact of foreign currency exchange rates and hedging was $12 million unfavorable on billings.

Compared to the second quarter of last year, the impact of foreign currency exchange rates, including the benefits of our hedging program, was $25 million unfavorable on revenue and $25 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Cash Flows from Operating Activities	$96	$136	$257	$87	$77
Capital Expenditures	$17	$28	$16	$13	$17
Depreciation, Amortization and Accretion	$37	$37	$36	$38	$36
Total Cash and Marketable Securities, net of long-term debt	$1,419	$1,407	$1,549	$1,521	$1,466
Days Sales Outstanding	52	55	63	44	59
Deferred Revenue	$981	$1,006	$1,157	$1,154	$1,236

In June 2015, Autodesk engaged in a debt issuance of $750 million. Total long-term debt at the end of the second quarter was $1.5 billion.

Net of long-term debt, cash and investments at the end of the second quarter was approximately $1.5 billion. Including the proceeds from our debt offerings, approximately 68 percent of the total cash and investments is located offshore.

During the second quarter, Autodesk used $112 million to repurchase approximately 2.1 million shares of common stock at an average repurchase price of $52.87 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Cash flow from operating activities during the second quarter was $77 million, a decrease of 20 percent compared to the second quarter last year, primarily related to a decline in net income and a shift in billings linearity.

Days sales outstanding (DSO) was 59 days, which was an increase of 7 days compared to the second quarter last year. The increase is primarily related to a shift in billings linearity.

Deferred revenue was $1.2 billion, an increase of 26 percent compared to the second quarter last year.  The increase is primarily related to the increase in subscription billings over the past four quarters driven by the business model transition.

Margins and EPS Review

	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Gross Margin
Gross Margin - GAAP	86%	86%	87%	86%	85%
Gross Margin - Non-GAAP	89%	89%	89%	88%	87%
Operating Expenses (in millions)
Operating Expenses - GAAP	$499	$517	$561	$533	$512
Operating Expenses - Non-GAAP	$451	$467	$506	$477	$466
Operating Margin
Operating Margin - GAAP	8%	2%	2%	3%	1%
Operating Margin - Non-GAAP	18%	13%	13%	15%	11%
Earnings Per Share
Diluted Net Income (Loss) Per Share - GAAP	$0.13	$0.05	$0.05	$0.08	$(1.04)
Diluted Net Income Per Share - Non-GAAP	$0.35	$0.25	$0.25	$0.30	$0.19

GAAP gross margin in the second quarter was 85 percent. Non-GAAP gross margin in the second quarter was 87 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to the decline in license revenue attributed to the business model transition and associated higher cloud-related costs.

GAAP and non-GAAP operating expenses increased 3 percent year-over-year. Both GAAP and non-GAAP year-over-year operating expenses increased primarily related to higher employee-related costs.

GAAP operating margin was 1 percent compared to 8 percent in the second quarter last year. Non-GAAP operating margin was 11 percent compared to 18 percent in the second quarter last year. The changes in both GAAP and non-GAAP operating margin are primarily related to the decline in revenue as well as the changes in respective cost of revenue and operating expenses noted above.

The second quarter GAAP effective tax rate was 25 percent before discrete items. In the second quarter, Autodesk recorded a non-cash GAAP tax charge of $214 million to establish a valuation allowance on certain U.S. deferred tax assets.  Due to Autodesk's pre-tax U. S. GAAP cumulative loss over the last three years, the company evaluated its deferred tax assets and determined that a valuation allowance was required. This is a GAAP-only charge and has no impact to cash this year or in the future. Autodesk will continue to monitor the application of this accounting rule and will consider reversing the valuation allowance when conditions warrant.
The second quarter non-GAAP effective tax rate was 26 percent.

GAAP diluted net loss per share for the second quarter was $(1.04), which includes the non-cash GAAP tax charge mentioned above. Non-GAAP diluted net income per share for the second quarter was $0.19.

For the second quarter, the GAAP and non-GAAP share count used to compute basic net (loss) income per share was 227.0 million. The GAAP share count used to compute diluted net loss per share was 227.0 million. The non-GAAP share count used to compute diluted net income per share was 231.1 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor." Autodesk's business outlook for the third quarter and full year fiscal 2016 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2016 is provided below or in the tables following these prepared remarks.

Third Quarter Fiscal 2016

Q3 FY16 Guidance Metrics	Q3 FY16 (ending October 31, 2015)
Revenue (in millions)	$580 - $600
EPS GAAP	($0.23) - ($0.18)
EPS Non-GAAP (1)	$0.05 - $0.10
_______________
(1) Non-GAAP earnings per diluted share exclude $0.21 related to stock-based compensation expense and $0.07 for the amortization of acquisition related intangibles, net of tax.

Full Year Fiscal 2016

FY16 Guidance Metrics	FY16 (ending January 31, 2016)
Billings growth (1)	2% - 4%
Revenue (in millions) (2)	$2,465 - $2,505
GAAP operating margin	(2)% - (1)%
Non-GAAP operating margin	9% - 10%
EPS GAAP (3)	($1.39) - ($1.27)
EPS Non-GAAP (4)	$0.60 - $0.72
Net subscription additions	375,000 - 425,000
_______________
(1) On a constant currency basis, billings growth would be 9% - 11%.
(2) On a constant currency basis, revenue growth would be 3% - 5%.
(3) GAAP net loss per diluted share includes $0.94 related to the non-cash GAAP tax charge of $214 million to reduce U.S. deferred tax assets.  The charge reflects the business model transition and resulting reduction in our pre-tax U.S. GAAP profitability.
(4) Non-GAAP earnings per diluted share exclude $0.94 related to the non-cash GAAP tax charge to reduce U.S. deferred tax assets, $0.75 related to stock-based compensation expense, and $0.31 for the amortization of acquisition related intangibles, offset by $0.01 for gains on strategic investment, net of tax.

The third quarter and full year fiscal 2016 outlook assume a projected annual effective tax rate of 24 percent and 26 percent for GAAP and non-GAAP results, respectively.

The majority of the euro, yen and Australian dollar denominated billings for our third quarter fiscal 2016 have been hedged. This, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our third quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2016 and the beginning of fiscal 2017 has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign exchange gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies we hedge include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•3ds Max®
•AutoCAD®
•AutoCAD LT®
•AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
•Civil 3D®
•Inventor® products (standalone)
•Map 3D®
•Maya®

•Revit® products (standalone)

“Suites” include the following product classes:

•AutoCAD® Design Suites
•Building Design Suites
•Educational/academic suites
•Entertainment Creation Suites
•Factory Design Suites
•Infrastructure Design Suites
•Inventor® family suites
•Plant Design Suites
•Product Design Suites
•Revit® family suites

“New and Adjacent” includes the following products and services:

•Alias® Design products
•Autodesk® 360 products
•Autodesk® Consulting
•Autodesk® Simulation Mechanical
•Autodesk® Simulation Multiphysics
•Buzzsaw®
•CF Design
•Constructware®
•Consumer products
•Creative Finishing products
•Delcam® products
•Moldflow® products
•Navisworks®
•Scaleform®
•Vault® products
•All other products

Glossary of Terms

Annualized Recurring Revenue: Represents the annualized value of our average monthly revenue for the preceding three months from our maintenance, desktop, cloud services and enterprise license offerings. It excludes revenue from Autodesk Consulting Services, education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is captured and may cause variability in the comparison of this calculation.

Billings: Amounts billed to customers during the current fiscal period net of any partner incentives, hedge gains/losses, or other discounts.

License and Other revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our desktop subscription and enterprise offerings, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance: Our maintenance program provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance program, customers are eligible to receive unspecified upgrades when and if available, downloadable training courses and online support.  We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Recurring Revenue: Represents the revenue for the period from our maintenance, desktop, cloud services and enterprise license offerings. It excludes revenue from Autodesk Consulting Services, education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is captured and may cause variability in the comparison of this calculation.

Subscription revenue: Autodesk subscription revenue consists of three components:  (1) maintenance revenue from our software products; (2) maintenance revenue from our term-based desktop subscription and enterprise offerings; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our maintenance, desktop, cloud service and enterprise license offerings that are active and paid as of the quarter end date. For certain cloud based and enterprise license offerings, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include data from education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the quarterly comparisons of this calculation.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, the impacts of our business model transition, our expectations regarding our ability to significantly increase our subscription base and customer value, trends (including by geography, product, product type, and end user), the impact of foreign exchange hedges, and statements regarding our strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2015 and Form 10-Q for the quarter ended April 30, 2015, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2015 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2016	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2016
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$647	$610			$1,256
License and Other Revenue	$327	$291			$617
Subscription Revenue	$320	$319			$639

GAAP Gross Margin	86%	85%			85%
Non-GAAP Gross Margin (1)(2)	88%	87%			88%

GAAP Operating Expenses	$533	$512			$1,045
GAAP Operating Margin	3%	1%			2%
GAAP Net Income (Loss)	$19	$(236)			$(216)
GAAP Diluted Net Income (Loss) Per Share (b)	$0.08	$(1.04)			$(0.95)

Non-GAAP Operating Expenses (1)(3)	$477	$466			$943
Non-GAAP Operating Margin (1)(4)	15%	11%			13%
Non-GAAP Net Income (1)(5)(c)	$69	$44			$113
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.30	$0.19			$0.49

Total Cash and Marketable Securities	$2,271	$2,952			$2,952
Days Sales Outstanding	44	59
Capital Expenditures	$13	$17			$30
Cash Flow from Operating Activities	$87	$77			$164
GAAP Depreciation, Amortization and Accretion	$38	$36			$74

Deferred Subscription Revenue Balance (c)	$930	$1,004			$1,004

Revenue by Geography:
Americas	$244	$236			$480
Europe, Middle East and Africa	$245	$226			$471
Asia Pacific	$157	$148			$305
% of Total Rev from Emerging Economies	14%	15%			15%

Revenue by Segment:
Architecture, Engineering and Construction	$237	$233			$470
Platform Solutions and Emerging Business	$185	$164			$349
Manufacturing	$185	$171			$356
Media and Entertainment	$40	$41			$81

Other Revenue Statistics:
% of Total Rev from Flagship	46%	45%			45%
% of Total Rev from Suites	37%	37%			37%

% of Total Rev from New and Adjacent	17%	18%	17%
% of Total Rev from AutoCAD and AutoCAD LT	25%	24%	25%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Billings	$(31)	$(50)	$(81)
FX Impact on Total Net Revenue	$(22)	$(25)	$(47)
FX Impact on Cost of Revenue and Total Operating Expenses	$22	$25	$47
FX Impact on Operating Income	$—	$—	$—

Gross Profit by Segment:
Architecture, Engineering and Construction	$217	$210	$427
Platform Solutions and Emerging Business	$163	$139	$302
Manufacturing	$158	$151	$309
Media and Entertainment	$33	$32	$64
Unallocated amounts	$(16)	$(14)	$(31)

Common Stock Statistics:
GAAP Common Shares Outstanding	227.6	226.2	226.2
GAAP Fully Diluted Weighted Average Shares Outstanding	231.7	227.0	227.1
Shares Repurchased	1.6	2.1	3.7

Subscriptions (in millions):
Total Subscriptions (c)	2.33	2.39	2.39

(a) Totals may not agree with the sum of the components due to rounding.
(b) Net Income (Loss) Per Share were computed independently for each of the periods presented; therefore the sum of the net income (loss) per share amounts for the quarters may not equal the total for the year.

(c) Total Subscriptions consists of subscriptions from our maintenance, desktop, cloud service and enterprise license offerings that are active and paid as of the quarter end date. For certain cloud based and enterprise license offerings, subscriptions represent the monthly average activity within the last three months of the quarter end date. Total subscriptions do not include data from education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the quarterly comparisons of this calculation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share and billings. Excluding net billings, these non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. In the case of billings, we reconcile to revenue by adjusting for the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period and other discounts. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2016
(2) GAAP Gross Margin	86%	85%			85%
Stock-based compensation expense	—%	—%			1%
Amortization of developed technology	2%	2%			2%
Non-GAAP Gross Margin	88%	87%			88%

(3) GAAP Operating Expenses	$533	$512			$1,045
Stock-based compensation expense	(47)	(38)			(86)
Amortization of purchased intangibles	(9)	(8)			(17)
Restructuring charges, net	—	—			—
Non-GAAP Operating Expenses	$477	$466			$943

(4) GAAP Operating Margin	3%	1%			2%
Stock-based compensation expense	8%	7%			7%
Amortization of developed technology	2%	2%			2%
Amortization of purchased intangibles	2%	1%			2%
Restructuring charges, net	—%	—%			—%
Non-GAAP Operating Margin	15%	11%			13%

(5) GAAP Net Income (Loss)	$19	$(236)			$(216)
Stock-based compensation expense	50	41			91
Amortization of developed technology	14	12			26
Amortization of purchased intangibles	9	8			17
Restructuring charges, net	—	—			—
(Gain) loss on strategic investments	(1)	(2)			(3)
Discrete GAAP tax (provision) benefit items	(3)	4			1
Establishment of valuation allowance on deferred tax assets	—	214			214
Income tax effect of non-GAAP adjustments	(19)	3			(15)
Non-GAAP Net Income	$69	$44			$113

(6) GAAP Diluted Net Income (Loss) Per Share	$0.08	$(1.04)			$(0.95)
Stock-based compensation expense	0.21	0.18			0.39
Amortization of developed technology	0.06	0.05			0.11
Amortization of purchased intangibles	0.04	0.04			0.07
Restructuring charges, net	—	—			—
(Gain) loss on strategic investments	—	(0.01)			(0.01)
Discrete GAAP tax (provision) benefit items	(0.01)	0.02			0.01
Establishment of valuation allowance on deferred tax assets	—	0.94			0.94
Income tax effect of non-GAAP adjustments	(0.08)	0.01			(0.07)
Non-GAAP Diluted Net Income Per Share	$0.30	$0.19			$0.49

Reconciliation for Billings:
	Q116	Q216
Year over year change in GAAP net revenue	9%	(4)%
Change in deferred revenue in the current period	(11)%	10%
Change in hedge gain (loss) applicable to billings	4%	2%
Change in acquisition related deferred revenue and other	1%	(1)%
Year over year change in billings	3%	7%

Reconciliation for Subscription Billings
	Q116	Q216
Year-over-year change in GAAP subscription revenue	16%	11%
Change in deferred subscription in the current period	(20)%	31%
Change in hedge gain (loss) applicable to subscription billings	5%	4%
Change in acquisition related deferred subscription revenue and other	2%	6%
Year-over-year change in subscription billings	3%	52%

Reconciliation for Guidance:
The following is a reconciliation of anticipated full year fiscal 2016 GAAP and non-GAAP operating margins:
	Fiscal 2016
GAAP operating margin	(2)%	(1)%
Stock-based compensation expense	3%	3%
Amortization of purchased intangibles	8%	8%
Non-GAAP operating margin	9%	10%

(a) Totals may not agree with the sum of the components due to rounding.

Fiscal Year 2015	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$593	$637	$618	$665	$2,512
License and Other Revenue	$316	$350	$321	$354	$1,341
Subscription Revenue	$276	$287	$298	$310	$1,171

GAAP Gross Margin	87%	86%	86%	87%	86%
Non-GAAP Gross Margin (1)(2)	89%	89%	89%	89%	89%

GAAP Operating Expenses	$472	$499	$517	$561	$2,049
GAAP Operating Margin	7%	8%	2%	2%	5%
GAAP Net Income	$28	$31	$11	$12	$82
GAAP Diluted Net Income Per Share (b)	$0.12	$0.13	$0.05	$0.05	$0.35

Non-GAAP Operating Expenses (1)(3)	$427	$451	$467	$506	$1,850
Non-GAAP Operating Margin (1)(4)	17%	18%	13%	13%	15%
Non-GAAP Net Income (1)(5)(c)	$74	$82	$58	$59	$272
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.32	$0.35	$0.25	$0.25	$1.17

Total Cash and Marketable Securities	$2,388	$2,169	$2,157	$2,299	$2,299
Days Sales Outstanding	50	52	55	63
Capital Expenditures	$15	$17	$28	$16	$76
Cash Flow from Operating Activities	$219	$96	$136	$257	$708

GAAP Depreciation, Amortization and Accretion	$36	$37	$37	$36	$146

Deferred Subscription Revenue Balance (c)	$848	$839	$839	$937	$937

Revenue by Geography:
Americas	$206	$223	$231	$238	$898
Europe, Middle East and Africa	$226	$244	$238	$273	$980
Asia Pacific	$161	$170	$149	$154	$634
% of Total Rev from Emerging Economies	13%	15%	15%	16%	15%

Revenue by Segment:
Architecture, Engineering and Construction	$196	$218	$217	$242	$873
Platform Solutions and Emerging Business	$212	$208	$188	$189	$797
Manufacturing	$147	$168	$170	$190	$676
Media and Entertainment	$38	$44	$43	$43	$167

Other Revenue Statistics:
% of Total Rev from Flagship	50%	48%	47%	45%	48%
% of Total Rev from Suites	35%	36%	36%	37%	36%
% of Total Rev from New and Adjacent	14%	16%	17%	18%	16%
% of Total Rev from AutoCAD and AutoCAD LT	32%	29%	27%	25%	28%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(9)	$—	$(4)	$(11)	$(24)
FX Impact on Cost of Revenue and Total Operating Expenses	$2	$(2)	$3	$14	$17
FX Impact on Operating Income	$(7)	$(2)	$(1)	$3	$(7)

Gross Profit by Segment:
Architecture, Engineering and Construction	$176	$196	$194	$220	$786
Platform Solutions and Emerging Business	$191	$185	$167	$169	$712
Manufacturing	$133	$152	$153	$167	$604
Media and Entertainment	$29	$32	$32	$34	$127
Unallocated amounts	$(15)	$(16)	$(15)	$(15)	$(59)

Common Stock Statistics:
Common Shares Outstanding	227.5	227.2	227.2	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	231.6	232.4	231.5	232.2	232.4
Shares Repurchased	2.0	1.9	1.9	1.1	6.9

Subscriptions (in millions):
Total Subscriptions (c)	1.94	2.01	2.13	2.23	2.23

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.

(c) Total Subscriptions consists of subscriptions from our maintenance, desktop, cloud service and enterprise license offerings that are active and paid as of the quarter end date. For certain cloud based and enterprise license offerings, subscriptions represent the monthly average activity within the last three months of the quarter end date. Total subscriptions do not include data from education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the quarterly comparisons of this calculation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share and billings. Excluding net billings, these non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. In the case of billings, we reconcile to revenue by adjusting for the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period and other discounts. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2015	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
(2) GAAP Gross Margin	87%	86%	86%	87%	86%
Stock-based compensation expense	—%	—%	—%	—%	1%
Amortization of developed technology	2%	3%	3%	2%	2%
Non-GAAP Gross Margin	89%	89%	89%	89%	89%

(3) GAAP Operating Expenses	$472	$499	$517	$561	$2,049
Stock-based compensation expense	(32)	(38)	(41)	(46)	(157)
Amortization of purchased intangibles	(11)	(10)	(10)	(9)	(40)
Restructuring charges, net	(2)	(1)	—	—	(3)
Non-GAAP Operating Expenses	$427	$451	$467	$506	$1,850

(4) GAAP Operating Margin	7%	8%	2%	2%	5%
Stock-based compensation expense	6%	6%	7%	8%	7%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of purchased intangibles	2%	2%	2%	1%	1%
Restructuring charges, net	—%	—%	—%	—%	—%
Non-GAAP Operating Margin	17%	18%	13%	13%	15%

(5) GAAP Net Income	$28	$31	$11	$12	$82
Stock-based compensation expense	34	40	43	49	166
Amortization of developed technology	13	15	13	13	53
Amortization of purchased intangibles	11	10	10	9	40
Restructuring charges, net	2	1	—	—	3
Loss on strategic investments	4	3	1	16	23
Discrete GAAP tax provision items	(2)	(3)	(5)	(10)	(19)

Income tax effect of non-GAAP adjustments	(16)	(15)	(15)	(30)	(76)
Non-GAAP Net Income	$74	$82	$58	$59	$272

(6) GAAP Diluted Net Income Per Share	$0.12	$0.13	$0.05	$0.05	$0.35
Stock-based compensation expense	0.14	0.18	0.19	0.21	0.71
Amortization of developed technology	0.06	0.06	0.06	0.05	0.23
Amortization of purchased intangibles	0.05	0.04	0.04	0.04	0.17
Restructuring charges, net	0.01	—	—	—	0.01
Loss on strategic investments	0.02	0.01	—	0.07	0.10
Discrete GAAP tax provision items	(0.01)	(0.01)	(0.02)	(0.04)	(0.08)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)	(0.07)	(0.13)	(0.32)
Non-GAAP Diluted Net Income Per Share	$0.32	$0.35	$0.25	$0.25	$1.17

Reconciliation for Billings:
	Q115	Q215	Q315	Q415	FY15
Year over year change in GAAP net revenue	4%	13%	11%	13%	10%
Change in deferred revenue in the current period	8%	12%	13%	2%	8%
Change in hedge gain (loss) applicable to billings (d)	(1)%	(1)%	—%	2%	—%
Change in acquisition related deferred revenue and other	(2)%	2%	1%	(2)%	—%
Year over year change in Billings	9%	26%	25%	15%	18%

Reconciliation for Subscription Billings
	Q115	Q215	Q315	Q415	FY15
Year-over-year change in GAAP subscription revenue	12%	15%	15%	17%	15%
Change in deferred subscription revenue in the current period	14%	14%	17%	2%	10%
Change in hedge gain (loss) applicable to subscription billings (d)	(2)%	(1)%	1%	2%	—%
Change in acquisition related deferred subscription revenue and other	(6)%	1%	(1)%	(5)%	(3)%
Year-over-year change in subscription billings	18%	29%	32%	16%	22%

(d) Prior period was adjusted to conform with current period's presentation to include the effects from hedging on total net billings.